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US$1,000,000,000                                      FILED PURSUANT TO RULE 433
5.10% SENIOR NOTES DUE 2011                              FILE NO. 333-132177

                                [CITIGROUP LOGO]
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TERMS AND CONDITIONS:

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
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ISSUER:                                       CITIGROUP INC.
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Ratings:                                      Aa1/AA-/AA+  (Moody's / S&P / Fitch)
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Trade Date:                                   September 26, 2006
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Settlement Date:                              September 29, 2006 (T+3 days)
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Maturity:                                     September 29, 2011
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Par Amount:                                   $1,000,000,000
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Semiannual Coupon:                            5.10% per annum
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Public Offering Price:                        99.791%
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Net Proceeds to Citigroup:                    $994,660,000 (before expenses)
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Interest Payment Dates:                       Semiannually on the 29th of each March and September.  Following business day convention.
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First Coupon:                                 March 29, 2007.
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Day Count:                                    30/360.
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Defeasance:                                   Applicable.  Provisions of Sections 11.03 and 11.04 of the Indenture apply.
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Redemption at Issuer Option:                  Only for tax purposes.
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Redemption for Tax Purposes:                  Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons.  Redemption as a whole, not in part.
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Sinking Fund:                                 Not applicable.
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Listing:                                      Application will be made to list the notes on the regulated market of the
                                              Luxembourg Stock Exchange.
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Minimum Denomination / Multiples:             $1,000/ multiples of  $1,000 in excess thereof
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Sole Book Manager:                            Citigroup Global Markets Inc.
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Senior Co-Lead Managers:                      Banc of America Securities LLC
                                              Bear, Stearns & Co. Inc.
                                              Lehman Brothers Inc.
                                              Merrill Lynch, Pierce, Fenner &
                                              Smith Incorporated
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Co-Lead Managers:                             Deutsche Bank Securities Inc.
                                              Goldman, Sachs & Co.
                                              Loop Capital Markets, LLC
                                              Toussaint Capital Partners, LLC
                                              UBS Securities LLC
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CUSIP:                                        172967 DU 2
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ISIN:                                         US172967DU25
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
The file number for Citigroup's registration statement is No. 333-132177.
Alternatively, you can request the prospectus by calling toll-free in the United
States 1-877-858-5407.